Exhibit 99.1

Convergys to Acquire buw

Acquisition of Largest Owner-Operated Customer Management Company in Germany Expands Convergys’ European Footprint

(Cincinnati, Ohio; July 6, 2016) — Convergys Corporation (NYSE: CVG), a global leader in customer management, today announced a definitive agreement under which Convergys will acquire Germany-based buw for EUR 123 million in cash, subject to certain adjustments. Convergys also announced the transaction is expected to be accretive to Convergys earnings, excluding one-time charges, intangible amortization and integration costs.

By adding buw’s geographic footprint, complementary client base, and German language capabilities, Convergys expects the acquisition to expand its presence in the growing EUR 3 billion German outsourced customer management services industry. As the largest owner-operated customer management company in Germany, buw will bring 16 sites and approximately 6,000 employees spread across Germany, Hungary and Romania into Convergys’ global operations.

buw is a growing and profitable business which generates approximately EUR 150 million annual revenue, providing end-to-end business process outsourcing (BPO) services to leading companies across a wide breadth of industries.

Convergys and buw expect to close the transaction during the third quarter of 2016, subject to the satisfaction of customary closing conditions, including applicable regulatory requirements.

Andrea Ayers, Convergys President and CEO said, “This accretive transaction will increase our capacity to serve the customer management BPO market in Germany, further diversify our marquee client base, and strengthen our relationships with the multinational clients we share. We believe buw clients will benefit from Convergys’ unique global platform for driving operational excellence, and look forward to helping our new clients maintain exceptional relationships with their customers. We are excited to welcome buw’s talented employees to our company as we continue to create value for our clients and shareholders.”

“In the past 23 years, our company has written a unique success story”, said Jens Bormann and Karsten Wulf, the two founders and owners of buw. “We are convinced we have found the best partner with Convergys. We are proud that buw will join a global industry leader, and one that shares our values. We welcome the opportunities it will provide our employees in pursuit of professional, long-term growth as well as outstanding service to our world-class portfolio of clients,” Bormann and Wulf added.

Forward-Looking Statements Disclosure and “Safe Harbor” Note

This news release contains statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Forward looking statements may be identified by words such as “will,” “expect,” “estimate,” “think,” “forecast,” “guidance, “outlook,” “plan,” “lead,” “project” or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical experience and present expectations or projections.

These risks include, but are not limited to: (i) risks to the consummation of the acquisition of buw, including the risk that the acquisition will not be consummated within the expected time period or at all and the risk that the acquisition will fail to meet expectations; (ii) the loss of a significant client or significant business from a client; (iii) the future financial performance of Convergys’ largest clients and the major industries that it serves; (iv) contractual provisions that may limit profitability or enable Convergys’ clients to reduce or terminate services; (v) the failure to successfully acquire and integrate businesses; (vi) Convergys’ inability to protect proprietary or personally identifiable data against unauthorized access or unintended release; (vii) Convergys’ inability to maintain and upgrade its technology and network equipment in a timely and cost effective manner; (viii) international business and political risks, including economic weakness and operational disruption as a result of natural events, political unrest, war, terrorist attacks or other civil disruption; (ix) the effects of foreign currency exchange rate fluctuations; (x) the failure to meet expectations regarding future tax liabilities or the unfavorable resolution of tax contingencies; (xi) adverse effects of regulatory requirements, investigative and legal actions, and other commitments and contingencies and (xii) those factors contained in Convergys’ periodic reports filed with the SEC, including in the “Risk Factors” section of its most recent Annual Report on Form 10-K. The forward-looking information in this document is given as of the date of the particular statement and Convergys assumes no duty to update this information.

About Convergys

As a global leader in customer management for over 30 years, Convergys is uniquely focused on helping companies find new ways to enhance the value of their customer relationships and deliver consistent customer experiences across all channels and geographies. Every day, our 130,000 employees help our clients balance the demands of increasing revenue, improving customer satisfaction, and reducing overall cost using an optimal mix of agent, technology, and analytics solutions. Our actionable insight stems from handling billions of customer interactions annually for our clients. Visit www.convergys.com to learn more.

Krista M. Boyle

Vice President, Global Brand and Communications

Convergys Corporation

+1 513-723-2061 (office)

+1 513-379-3067 (mobile)

krista.boyle@convergys.com

David Stein

VP Investor Relations

Convergys Corporation

+1 888-284-9900

david.stein@convergys.com

About buw

buw Management Holding GmbH & Co. KG is Germany’s largest service provider in the customer care industry in private ownership. The Mittelstands-Company is based in Osnabrück and was established in 1993 when the two students Jens Bormann and Karsten Wulf founded buw. Meanwhile, buw has around 6,000 employees at 16 Sites and offers tailor-made solutions for Mittelstands-Companies as well as for global players. More information: www.buw.de

Ulrich Porwollik

Ulrich Porwollik Communications GmbH

+49 171 223 98 76

Ulrich.Porwollik@upocom.de

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